                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
              -------------------------------------------------------
                                    SCHEDULE 13G

                                   (RULE 13d-102)


              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2(b)


                                (AMENDMENT NO. 2)(1)


                                    EXCITE, INC.
------------------------------------------------------------------------------
                                  (Name of Issuer)


                                    COMMON STOCK
------------------------------------------------------------------------------
                           (Title of Class of Securities)


                                    003009 04 1
------------------------------------------------------------------------------
                                   (CUSIP Number)


                                        N/A
------------------------------------------------------------------------------
              (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /       Rule 13d-1(b)

/ /       Rule 12d-(c)

/X/       Rule 13d-1(d)



----------------------------
1. The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 003009 04 1                  13G                   Page 2 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
             94-3201863
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                     (5) SOLE VOTING POWER
                                                                             -0-
  NUMBER             -----------------------------------------------------------
 OF SHARES           (6) SHARED VOTING POWER
BENEFICIALLY                                                           1,395,548
  OWNED BY           -----------------------------------------------------------
    EACH             (7) SOLE DISPOSITIVE POWER
 REPORTING                                                                   -0-
PERSON WITH          -----------------------------------------------------------
                     (8) SHARED DISPOSITIVE POWER
                                                                       1,395,548
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,395,548
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                    Page 3 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
             ("KPCB VII ASSOCIATES") 94-3203783
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                                  -0-
                     -----------------------------------------------------------
  NUMBER             6    SHARED VOTING POWER
 OF SHARES                1,395,548 SHARES ARE DIRECTLY
BENEFICIALLY              OWNED BY KPCB VII. KPCB VII
  OWNED BY                ASSOCIATES IS THE GENERAL
    EACH                  PARTNER OF KPCB VII.
 REPORTING           -----------------------------------------------------------
PERSON WITH          7    SOLE DISPOSITIVE POWER                             -0-
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY
                          OWNED BY KPCB VII. KPCB VII
                          ASSOCIATES IS THE GENERAL
                          PARTNER OF KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,395,548
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            PN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 4 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN R. COMPTON
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              55,912
                     -----------------------------------------------------------
   NUMBER            6    SHARED VOTING POWER
 OF SHARES                1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII.
BENEFICIALLY              KPCB VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB
  OWNED BY                VII. MR. COMPTON IS A GENERAL PARTNER OF KPCB VII
    EACH                  ASSOCIATES.  MR. COMPTON DISCLAIMS BENEFICIAL
 REPORTING                OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
PERSON WITH          -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER                          55,912
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII.
                          MR. COMPTON IS A GENERAL PARTNER OF KPCB VII
                          ASSOCIATES. MR. COMPTON DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,451,460
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 5 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK H. BYERS
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          153,158 SHARES OF WHICH 94,956 SHARES ARE HELD
                          DIRECTLY BY MR. BYERS AND 58,202 SHARES ARE HELD BY
                          TRUSTS OF WHICH MR. BYERS IS TRUTEE.  MR. BYERS
                          DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD
                          DIRECTLY BY THE TRUSTS.
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
  NUMBER                  BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
 OF SHARES                DIRECTLY BY KPCB VII.
BENEFICIALLY         -----------------------------------------------------------
  OWNED BY           7    SOLE DISPOSITIVE POWER
    EACH                  153,158 SHARES OF WHICH 94,956 SHARES ARE HELD
 REPORTING                DIRECTLY BY MR. BYERS AND 58,202 SHARES ARE HELD BY
PERSON WITH               TRUSTS OF WHICH MR. BYERS IS TRUTEE. MR. BYERS
                          DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HELD
                          DIRECTLY BY THE TRUSTS.
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          BYERS IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          BYERS DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
                          DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,548,706
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    3.0%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                    Page 6 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST, III
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               81,263
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER 1,395,548 SHARES ARE DIRECTLY
                          OWNED BY KPCB VII. KPCB VII ASSOCIATES IS THE GENERAL
                          PARTNER OF KPCB VII. MR. HEARST IS A GENERAL PARTNER
                          OF KPCB VII ASSOCIATES. MR. HEARST DISCLAIMS
                          BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB
   NUMBER                 VII.
 OF SHARES           -----------------------------------------------------------
BENEFICIALLY         7    SOLE DISPOSITIVE POWER                          81,26
  OWNED BY           -----------------------------------------------------------
    EACH             8    SHARED DISPOSITIVE POWER 1,395,548 SHARES ARE DIRECTLY
 REPORTING                OWNED BY KPCB VII. KPCB VII ASSOCIATES IS THE GENERAL
PERSON WITH               PARTNER OF KPCB VII. MR. CAUFIELD IS A GENERAL PARTNER
                          OF KPCB VII ASSOCIATES. MR. CAUFIELD DISCLAIMS
                          BENEFICIAL OWNERSHIP OF SHARES HELD DIRECTLY BY KPCB
                          VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,476,811
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.8%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 7 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                              834,972
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
   NUMBER                 KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
 OF SHARES                MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
BENEFICIALLY              HELD DIRECTLY BY KPCB VII.
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER                         834,972
 REPORTING           -----------------------------------------------------------
PERSON WITH          8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          KHOSLA IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. KHOSLA DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
                          HELD DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        2,230,520
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
 -------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    4.2%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 8 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER
                          113,741 SHARES OF WHICH 92,809 ARE HELD DIRECTLY AND
                          20,932 ARE HELD BY THE BYERS TRUST.  MR. DOERR IS A
                          TRUSTEE OF THE BYERS TRUST AND DISCLAIMS BENEFICIAL
                          OWNERSHIP OF SHARES HELD BY THE TRUST.
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
   NUMBER                 DIRECTLY BY KPCB VII.
 OF SHARES           -----------------------------------------------------------
BENEFICIALLY         7    SOLE DISPOSITIVE POWER
  OWNED BY                113,741 SHARES OF WHICH 92,809 ARE HELD DIRECTLY AND
    EACH                  20,932 ARE HELD BY THE BYERS TRUST. MR. DOERR IS A
 REPORTING                TRUSTEE OF THE BYERS TRUST AND DISCLAIMS BENEFICIAL
PERSON WITH               OWNERSHIP OF SHARES HELD BY THE TRUST.
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          DOERR IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          DOERR DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
                          DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,509,289
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.9%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 9 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH S. LACOB
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               96,978
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
   NUMBER                 LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
 OF SHARES                LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
BENEFICIALLY              DIRECTLY BY KPCB VII.
  OWNED BY           -----------------------------------------------------------
    EACH             7    SOLE DISPOSITIVE POWER                          96,978
 REPORTING           -----------------------------------------------------------
PERSON WITH          8    SHARED DISPOSITIVE POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          LACOB IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          LACOB DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
                          DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,492,526
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.8%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 10 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               75,913
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
   NUMBER                 MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
 OF SHARES                HELD DIRECTLY BY KPCB VII.
BENEFICIALLY         -----------------------------------------------------------
  OWNED BY           7    SOLE DISPOSITIVE POWER                          75,913
    EACH             -----------------------------------------------------------
 REPORTING           8    SHARED DISPOSITIVE POWER
PERSON WITH               1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          LACROUTE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. LACROUTE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
                          HELD DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,471,461
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.8%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 11 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES P. LALLY
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               44,609
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
   NUMBER                 DIRECTLY BY KPCB VII.
 OF SHARES           -----------------------------------------------------------
BENEFICIALLY         7    SOLE DISPOSITIVE POWER                          44,609
  OWNED BY           -----------------------------------------------------------
    EACH             8    SHARED DISPOSITIVE POWER
 REPORTING                1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
PERSON WITH               VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          LALLY IS A GENERAL PARTNER OF KPCB VII ASSOCIATES. MR.
                          LALLY DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES HELD
                          DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,440,157
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 12 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               41,912
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
   NUMBER                 HELD DIRECTLY BY KPCB VII.
 OF SHARES           -----------------------------------------------------------
BENEFICIALLY         7    SOLE DISPOSITIVE POWER                          41,912
  OWNED BY           -----------------------------------------------------------
    EACH             8    SHARED DISPOSITIVE POWER
 REPORTING                1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
PERSON WITH               VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          MACKENZIE IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. MACKENZIE DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
                          HELD DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,437,460
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 003009 04 1                  13G                   Page 13 of 20 Pages
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / / (b) /X/

--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER                               28,145
                     -----------------------------------------------------------
                     6    SHARED VOTING POWER
                          1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
                          VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
   NUMBER                 HELD DIRECTLY BY KPCB VII.
 OF SHARES           -----------------------------------------------------------
BENEFICIALLY         7    SOLE DISPOSITIVE POWER                          28,145
  OWNED BY           -----------------------------------------------------------
    EACH             8    SHARED DISPOSITIVE POWER
 REPORTING                1,395,548 SHARES ARE DIRECTLY OWNED BY KPCB VII. KPCB
PERSON WITH               VII ASSOCIATES IS THE GENERAL PARTNER OF KPCB VII. MR.
                          KVAMME IS A GENERAL PARTNER OF KPCB VII ASSOCIATES.
                          MR. KVAMME DISCLAIMS BENEFICIAL OWNERSHIP OF SHARES
                          HELD DIRECTLY BY KPCB VII.
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON                                                        1,423,693
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    /  /
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    2.7%

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                            IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 14 of 20 Pages

 ITEM 1(a)   NAME OF ISSUER:

             EXCITE, INC.

 ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             1091 NORTH SHORELINE BLVD.
             MOUNTAIN VIEW, CA 95035

 ITEM 2(a)   NAME OF PERSON FILING:

             THIS AMENDMENT IS BEING FILED BY KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII ASSOCIATES"), WHOSE PRINCIPAL BUSINESS ADDRESS IS 2750 SAND HILL ROAD, MENLO PARK, CALIFORNIA 94025. THE NAMES, BUSINESS ADDRESSES AND CITIZENSHIPS OF ALL THE GENERAL PARTNERS OF KPCB VII ASSOCIATES, ARE SET FORTH
             ON EXHIBIT B HERETO.

             KPCB VII ASSOCIATES IS THE GENERAL PARTNER TO KLEINER PERKINS CAUFIELD & BYERS IV, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII").

 ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

             2750 SAND HILL ROAD, MENLO PARK, CALIFORNIA 94025.

             THE NAMES, BUSINESS ADDRESSES AND CITIZENSHIPS OF ALL THE GENERAL PARTNERS OF KPCB VII ASSOCIATES, ARE SET FORTH ON EXHIBIT B HERETO.

 ITEM 2(c)   CITIZENSHIP

             SEE EXHIBIT B.

 ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

             COMMON STOCK

 ITEM 2(e)   CUSIP NUMBER:

             003009 04 1

  ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

             NOT APPLICABLE

  ITEM 4.    OWNERSHIP.

             PLEASE SEE ITEM 5.

  ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF EACH REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE COMMON STOCK OF EXCITE, INC.

  ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             NOT APPLICABLE --  SEE ITEM 5.

  ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             NOT APPLICABLE.

                                                             Page 15 of 20 Pages

  ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             NOT APPLICABLE.

  ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

             NOT APPLICABLE.

  ITEM 10.   CERTIFICATION.

             NOT APPLICABLE.

                                                             Page 16 of 20 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Dated:  March 9, 1999

                                         KPCB VII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP


                                         By:   /s/ Brook H. Byers
                                             ----------------------------------
                                             A General Partner


                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB VII Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By: /s/ Brook H. Byers
                                             ----------------------------------
                                             A General Partner


                                         BROOK H. BYERS
                                         KEVIN R. COMPTON
                                         L. JOHN DOERR
                                         WILLIAM R. HEARST III
                                         VINOD KHOSLA
                                         JOSEPH S. LACOB
                                         BERNARD J. LACROUTE
                                         JAMES P. LALLY
                                         DOUGLAS P. MACKENZIE
                                         E. FLOYD KVAMME


                                         By: /s/ Michael S. Curry
                                             ----------------------------------
                                             Michael S. Curry
                                             Attorney-in-Fact

                                                             Page 17 of 20 Pages

                                  EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------
Exhibit A:  Agreement of Joint Filing                                 18

Exhibit B:  List of General Partners of KPCB VII Associates           19

                                                             Page 18 of 20 Pages

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


      The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated March 9, 1999, containing the information required by Schedule 13G, for the Shares of Excite, Inc. held by Kleiner Perkins Caufield & Byers IV, L.P., a California Limited Partnership.

Dated:  March 9, 1999
                                         KPCB VII ASSOCIATES, L.P., A
                                         CALIFORNIA LIMITED PARTNERSHIP


                                         By: /s/ Brook H. Byers
                                             ----------------------------------
                                             A General Partner


                                         KLEINER PERKINS CAUFIELD & BYERS IV,
                                         L.P., A CALIFORNIA LIMITED PARTNERSHIP

                                         By KPCB VII Associates, L.P., a
                                         California limited partnership, its
                                         General Partner


                                         By: /s/ Brook H. Byers
                                             ----------------------------------
                                             A General Partner


                                         BROOK H. BYERS
                                         KEVIN R. COMPTON
                                         L. JOHN DOERR
                                         WILLIAM R. HEARST III
                                         VINOD KHOSLA
                                         JOSEPH S. LACOB
                                         BERNARD J. LACROUTE
                                         JAMES P. LALLY
                                         DOUGLAS P. MACKENZIE
                                         E. FLOYD KVAMME


                                         By: /s/ Michael S. Curry
                                             ----------------------------------
                                             Michael S. Curry
                                             Attorney-in-Fact

                                                             Page 19 of 20 Pages

                                   EXHIBIT B

                               GENERAL PARTNERS OF
           KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP

      Set forth below, with respect to each general partner of KPCB VII Associates, L.P. is the following: (a) name; (b) business address and (c) citizenship.



1.    (a)   Brook H. Byers
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

2.    (a)   Kevin R. Compton
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

3.    (a)   L. John Doerr
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

4.    (a)   William R. Hearst III
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

5.    (a)   Vinod Khosla
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

6.    (a)   Joseph S. Lacob
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

                                                             Page 20 of 20 Pages

7.    (a)   Bernard J. Lacroute
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

8.    (a)   James P. Lally
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

9.    (a)   Douglas P. MacKenzie
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen

10.   (a)   E. Floyd Kvamme
      (b)   c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
      (c)   United States Citizen